Exhibit 99.1

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                                 FONAR CORPORATION

Fonar  MRI news @ aol . com                              Inventor of MR Scanning
For    Immediate    Release                              An   ISO  9001  Company

Contact:    Daniel  Culver,                              110    Marcus     Drive
Director of  Communications                              Melville,  N.Y.   11747
Web site:     www.fonar.com                              Tel:   (631)   694-2929
Email: invest2007@fonar.com                              Fax:   (631)   390-1709
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 FONAR Announces Third Quarter and Nine-Month Financial Results for Fiscal 2007

     MELVILLE, NEW YORK, May 11, 2007 - FONAR Corporation (NASDAQ-FONRD), The Inventor of MR Scanning(TM), announced its financial results for the third quarter of fiscal 2007, which ended March 31, 2007.

     For the nine-month period ended March 31, 2007, we reported a net loss of $17.0 million on revenues of $24.2 million as compared to net loss of $21.0 million on revenues of $27.8 million for the nine-month period ended March 31, 2006.

     For the three month period ended March 31, 2007 we reported a net loss of $5.4 million on revenues of $8.8 million as compared to net loss of $7.4 million on revenues of $7.1 million for the three-month period ended March 31, 2006.

     Net loss and revenue for the quarter ending March 31, 2007 as compared to the quarter ended March 31, 2006. Net losses improved by 26.6%, ($5.4 million) as compared to ($7.4 million), on a revenue increase of 23.6% to $8.8 million from $7.1 million. Particularly noteworthy was that the revenues for the quarter ending March 31, 2007 accounted for 36.2% of the revenues of the nine-month period ending March 31, 2007.

     There was recent increased sales activity which management believes is attributable to a general increase in the utilization of MRI and the increase in demand for UPRIGHT(TM) MRI scans, and the reduction of uncertainty of the impact of the Deficit Reduction Act ("DRA"). A recent survey of FONAR UPRIGHT(TM) MRI customers shows the DRA has not had a substantial impact on revenues and has been more than offset by an increase in utilization of MRI and the UPRIGHT(TM) imaging technology.

     During the third fiscal 2007 quarter, total product sale revenues were $3.2 million, an increase of 91% from $1.7 million one year earlier. The nine-month total product sales for the quarter ending March 31, 2007 was $7.8 million as compared to $10.0 million for the same period one year earlier.

     Service and repair revenues for the third fiscal 2007 quarter increased 10% to $2.6 million from $2.3 million during the same quarter of fiscal 2006. For the nine-month period ending March 31, 2007 there was a 18% increase to $7.5 million from $6.3 million for the same period one year earlier. These increases are due to the result and initiation of service contract agreements from recent installations of FONAR UPRIGHT (TM) Multi- Position(TM) MRI units.

     During the third fiscal quarter total costs related to service and repair fees were $1.3 million as compared to $1.4 million one year earlier. Also for the nine-month period total costs related to service and repair fees were $3.9 million as compared to $4.2 million one year earlier. As of March 31, 2007, there were 118 FONAR UPRIGHT(TM) Multi-Position(TM) MRI units installed worldwide.

     At March 31, 2007, total assets were $48.5 million, total current assets were $30.2 million, total cash and marketable securities were $5.8 million, total current liabilities were $29.2 million, and total long-term liabilities were $1.3 million.

     Dr. Raymond Damadian, president and chairman of FONAR, said, "the future of UPRIGHT(TM) Multi-Position(TM) Full Range of Motion(TM) MRI is more exciting than ever. Unique medical applications for UPRIGHT(TM) Multi-Position(TM) imaging arise continuously. A very important example is FONAR's new development of scanning protocols for scoliosis. According to a National Cancer Institute study published in 2000, women with scoliosis have a 90% higher incidence of developing breast cancer than non-scoliotic women, the apparent cause being the repeated multiple chest X-rays over many years required for scoliosis treatment and treatment monitoring. Upright, full weight-bearing chest X-rays are mandatory to evaluate scoliosis. UPRIGHT(TM) MRI meets the scoliosis need for upright imaging without the radiation and without the risk of engendering breast cancers. The estimated number of children in North America with scoliosis is 1.5 million, a number which does not include scoliosis patients above age 18, which raise the number with scoliosis to 3.0 million."

     MRI scans for the detection of silicone breast implant leaks is another new application of UPRIGHT(TM) MRI," continued Dr. Damadian. "Silicon implants for breast augmentation were only recently reinstated by the FDA in November 2006. The FDA recommends that MRI scans be performed for leakage detection at year 1 and year 2, and alternate years thereafter for 8 more years. Cosmetic surgeons deem it important that these scans be done upright to optimize the detection of implant leaks. Pooling of implant material when the breast is gravity-dependent and pendant is perceived to be the most sensitive means for image detection of leakage. There is concern that when the breast is recumbent redistribution of leakage material may undermine detection. There are currently in excess of 1.65 million women in the U.S. with breast implants. Under the new FDA leakage monitoring recommendations, 1.65 million women would require MRI examinations annually for each of the first two years and then every other year thereafter."

     "The current installed base of FONAR UPRIGHT(TM) MRI scanners (118) operating at maximum capacity," added Dr. Damadian, "can accomplish only 614,000 of the needed 1.65 million MRI scans in each of the first two years recommended by the FDA and of the needed 1.65 million scans on alternate years thereafter, even if these scanners were performing MRI breast examinations exclusively."

     "Whiplash injuries of the neck also require UPRIGHT(TM) Multi- Position(TM) Full Range of Motion(TM) evaluation of the disks, ligaments, neck musculature, vertebra and spinal cord for a satisfactory assessment of the neck injury," said Dr. Damadian. "There are currently 1,000,000 motor vehicle whiplash injuries of the neck occurring annually."

     Dr. Damadian continued, "Patients with Chiari syndrome, in which the brain, for lack of sufficient connective tissue support, descends into the foramen magnum (opening) at the base of the skull when the patient is upright, require UPRIGHT(TM) MR imaging. The "drop attacks" that occur in this syndrome are characterized by a sudden episode of muscular paralysis and a concurrent "falling to the ground" when the patient is upright. The actual pathology initiating the "drop attack" can only therefore be visualized with the patient in the same posture that prompts the "attack". Consequently, Chiari patients require examination in the FONAR UPRIGHT(TM) MRI to achieve the images necessary to assess the extent of Chiari malformation. The current estimate of the number of Chiari cases in the U.S. is 300,000. This number is believed to be underestimated by as much as 200,000 Chiari 1 malformations now thought to occur annually, secondary to motor vehicle whiplash injuries."

     "Such applications continue to arise without limit. Moreover, they are in addition to the already existing extensive musculoskeletal applications in the spine wherein 1,000,000 spine surgeries are performed annually and where UPRIGHT(TM) weight-bearing Multi-Position(TM) imaging prior to surgery will ultimately be mandatory to prevent incorrect surgery. Additionally, there are 9,000,000 MRI scans of the spine performed annually in the U.S. that are destined to become UPRIGHT(TM) Multi- Position(TM) MRI scans so that accurate identification of the patient's symptom generating spine pathology can be achieved. And ultimately the extensive cardio-vascular applications of UPRIGHT(TM) Multi- Position(TM) imaging are destined to come into use, e.g. UPRIGHT(TM) imaging of cerebral blood flow prior to surgical vascular repair, and UPRIGHT(TM) imaging of lower extremities varicosities prior to surgery. Additionally, a little over 1,000,000 cardiac surgeries are performed annually in the U.S. Such patients will benefit substantially from UPRIGHT(TM) MRI imaging of coronary blood flow prior to deciding between the various corrective alternatives, e.g. bypass, stents, and angioplasty," said Dr. Damadian. "These are but a few of the clinical conditions that are undiagnosable without upright scanning that have been brought to FONAR's attention since the introduction to the medical community by FONAR of UPRIGHT(TM) Multi-Position(TM) MRI technology."


                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                         For the Three Months           For the Nine Months
                            Ended March 31,                Ended March 31,
                          2007         2006             2007          2006
                      -----------   -----------     ------------   ------------
Revenues              $ 8,782,000   $ 7,103,000     $ 24,237,000   $ 27,797,000
Net Loss              $(5,401,000)  $(7,357,000)    $(16,976,000)  $(21,031,000)
Basic & Diluted Loss
per Common Share         $(1.11)     $(1.65)           $(3.52)       $(4.80)


The Inventor of MR Scanning(TM), Stand-Up(TM) MRI, True Flow(TM) MRI, PMRI(TM) FONAR UPRIGHT(TM) MRI, Position(TM) MRI, and The Proof is in the Picture(TM)
                           are trademarks of FONAR.

Be sure to visit FONAR's Web site for Company product and investor  information:
                                 www.fonar.com

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This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.